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                                                                     EXHIBIT 5.1

                                     ATTORNEYS AT LAW         San Francisco, CA
                                                              415 693-2000

                                     2595 Canyon Boulevard    Palo Alto, CA
                                     Suite 250                650 843-5000

                                     Boulder, CO

                                     80302-6737               Menlo Park, CA
                                     Main   303 546-4000      650 843-5000
                                     Fax    303 546-4099

                                     San Diego, CA
                                     619 550-6000

                                     Denver, CO
                                     303 606-4800

                                     www.cooley.com

                                     JAMES H. CARROLL
                                     303 546-4024
                                     carrolljh@cooley.com
November 8, 1999

BOLDER Technologies Corporation
4403 Table Mountain Parkway
Golden, Colorado  80403

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by BOLDER Technologies Corporation (the "Company") of a Prospectus Supplement (the "Prospectus Supplement") covering the offering of up to 2,530,000 shares of the Company's Common Stock, par value $.001 per share (the "Shares").

In connection with this opinion, we have (i) examined the Company's Registration Statement on Form S-3 (File No. 333-86235), the related base prospectus (the "Prospectus") and the Supplemental Prospectus, and (ii) reviewed the Company's Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We also have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the Registration Statement, the Prospectus and the Prospectus Supplement, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

By: /s/ James H. Carroll
   ------------------------------
   James H. Carroll